                                                                  Rule 424(b)(2)
                                                      Registration No. 333-18367
PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 3, 1997)
                              U.S. $4,000,000,000
                                     [LOGO]

                          MEDIUM-TERM NOTES, SERIES 4
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                          ---------------------------
     AT&T Capital Corporation (the 'Company') may offer from time to time its medium-term notes, which are issuable in one or more series. The Medium-Term Notes, Series 4 (the 'Notes') offered by this Prospectus Supplement are offered in the United States with an aggregate offering price not exceeding U.S. $4,000,000,000 or the equivalent thereof in other currencies or currency units, as such amount shall be reduced by the aggregate offering price of any other debt securities and the aggregate purchase price of any warrants issued by the Company, whether inside or outside of the United States (the 'Other Securities'), pursuant to the Registration Statement of which the accompanying Prospectus is a part (see 'Plan of Distribution'). The Notes may be denominated in U.S. dollars or other currencies or currency units as may be designated by the Company (the 'Specified Currency'). See 'Important Currency Exchange Information'. The Notes will be offered in varying maturities nine months or more from their dates of issue and may be subject to redemption at the option of the Company or repayment at the option of the Holder, in each case, in whole or in part prior to the maturity date thereof, as set forth in the applicable pricing supplement to this Prospectus Supplement (a 'Pricing Supplement').

     THE NOTES  ARE  NOT  GUARANTEED OR  SUPPORTED  IN  ANY WAY  BY  AT&T  CORP.
('AT&T').

     The interest rate on each Note will be either a fixed rate (a 'Fixed Rate Note'), which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity, or a floating rate (a 'Floating Rate Note') determined by reference to one or more of the Commercial Paper Rate, the Federal Funds Rate, the CD Rate, LIBOR, the Treasury Rate, the Prime Rate, the CMT Rate or any other Base Rate (each as defined below) or interest rate formula set forth in the applicable Pricing Supplement, as adjusted by the Spread and/or Spread Multiplier (each as defined below), if any, applicable to such Note. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an 'Amortizing Note'). A Note may be issued as an indexed note (an 'Indexed Note'), the principal amount payable at maturity of which, or premium or interest on which, will be determined by reference to the level of a designated stock index or a designated currency or commodity or other prices or indices or will otherwise be determined by application of a formula. See 'Description of Medium-Term Notes, Series 4 -- Indexed Notes'.

     The Specified Currency, interest rate or interest rate formula, reset provisions, issue price, maturity, interest payment dates, redemption, repayment, and amortization provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in the applicable Pricing Supplement. Except as otherwise indicated herein or in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than an Amortizing Note) is payable each February 15 and August 15 and at maturity. Interest on each Floating Rate Note is payable on the dates set forth therein and in the applicable Pricing Supplement.
                          ---------------------------
THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON
       THE ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS  SUPPLEMENT,  ANY
         PRICING SUPPLEMENT OR  THE PROSPECTUS.  ANY REPRESENTATION  TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         Price to            Agent's Discount and          Proceeds to
                                                       Public(1)(2)            Commission(2)(3)        the Company(2)(3)(4)
Per Note.........................................        100.000%                .125%-.750%             99.875%-99.250%
                                                                               U.S.$5,000,000 -        U.S.$3,995,000,000 -
Total............................................   U.S.$4,000,000,000           $30,000,000              $3,970,000,000

(1) Unless otherwise indicated in a Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) Or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency.
(3) The Company will pay a commission to Lehman Brothers, Lehman Brothers Inc., Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated (collectively, the 'Agents'), in the form of a discount ranging from .125% to .750% of the principal amount of any Note sold through the Agents, depending upon the maturity of the Note, except that the commission payable by the Company to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time the Company issues such Notes. An Agent, acting as principal, or a group of underwriters for whom one or more Agents are acting as representatives, may also purchase Notes at a discount, to be agreed upon at the time of sale, for resale to one or more investors, or one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. See 'Plan of Distribution'.
(4) Before deducting expenses payable by the Company estimated at U.S. $1,812,000, including reimbursement of the Agents' expenses.
                          ---------------------------
     The Notes are being offered on a continual basis by the Company through the Agents, who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company also may arrange for the Notes to be sold through other agents, dealers or underwriters or may sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company, or the Agents which solicit any offer, may reject such offer in whole or in part. See 'Plan of Distribution'.
                          ---------------------------
LEHMAN BROTHERS
               GOLDMAN, SACHS & CO.
                                   MERRILL LYNCH & CO.
                                                            MORGAN STANLEY & CO.
                                                                Incorporated
The date of this Prospectus Supplement is January 10, 1997.

     IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in the Specified Currency, and payments of principal of, premium, if any, and any interest on, such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units, and vice versa, and few banks offer non-U.S. dollar denominated checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Notes.

     References herein to 'U.S. dollars' or 'U.S. $' or '$' are to the currency of the United States of America.

                   DESCRIPTION OF MEDIUM-TERM NOTES, SERIES 4

     The information herein concerning the Notes should be read in conjunction with the statements under 'Description of the Debt Securities' in the Prospectus dated January 3, 1997. The following description of the Notes will apply unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Notes are to be issued under Registration Statement No. 333-18367 (the 'Registration Statement'), pursuant to which the Company has registered debt securities, warrants to purchase debt securities, currency warrants, index warrants and interest rate warrants having an aggregate purchase price of $4,000,000,000 (or the equivalent thereof in other currencies or currency units). The Medium-Term Notes, Series 4, constitute a single series and are to be issued under an Indenture dated as of July 1, 1993, as amended (the 'Indenture'), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the 'Trustee'). Under this Prospectus Supplement, Notes may be issued with an aggregate offering price of up to U.S.
$4,000,000,000 (or the equivalent thereof in other currencies or currency units), as such amount may be reduced by any Other Securities issued by the Company pursuant to the Registration Statement (see 'Plan of Distribution'). The Company has previously issued $2.5 billion of Medium-Term Notes, Series 1, $2.5 billion of Medium-Term Notes, Series 2, and $3.0 billion of Medium-Term Notes, Series 3, under the Indenture. The Medium-Term Notes, Series 4, Medium-Term Notes, Series 3, Medium-Term Notes, Series 2, and the Medium-Term Notes, Series 1, constitute separate series under the Indenture.

     The Notes will be offered on a continuing basis. The Notes will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company and specified in the applicable Pricing Supplement. 'Business Day' means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York and (i) with respect to Notes denominated in a Specified Currency other than U.S. dollars or European Currency Units, in the Principal Financial Center (as defined below) of the country of the Specified Currency or (ii) with respect to Notes denominated in European Currency Units, in Brussels, Belgium or (iii) with respect to LIBOR Notes (as defined below), that is also a London Banking Day. 'London Banking Day' means

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
any day on which dealings in deposits in the Index Currency (as defined below) are transacted in the London interbank market. 'Principal Financial Center' means the principal financial center of such country, which is generally the capital city of the country of the Specified Currency, except that with respect to U.S. dollars and Deutsche marks, the Principal Financial Center shall be The City of New York and Frankfurt, respectively.

     A Note may be issued as a zero coupon Note or at a price which is at a substantial discount from its principal amount (a 'Discount Note'), in which event such Note will provide that upon redemption or repayment prior to maturity or acceleration of maturity thereof an amount less than the principal amount thereof shall become due and payable. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holders of Discount Notes may be limited under section 502(b) of Title 11 of the United States Code to the initial public offering price of such Notes, plus that portion of the original issue discount that is amortized from the date of issue to the commencement of the bankruptcy proceeding plus accrued interest. Accordingly, the holders of Discount Notes under such circumstances may receive a lesser amount than they would be entitled to under the express terms of such Notes.

     Notwithstanding anything in the Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is a Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The 'Amortized Face Amount' of a Discount Note shall be the amount equal to (i) the issue price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

     The Pricing Supplement relating to each Note will describe the following terms: (1) the Specified Currency (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note); (2) whether such Note is a Fixed Rate Note, an Amortizing Note, or a Floating Rate Note; (3) whether such Note is an Original Issue Discount Security; (4) whether such Note is an Indexed Note and, if so, the special terms thereof; (5) if other than 100%, the price (generally expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (6) the date on which such Note will be issued; (7) the date on which such Note will mature; (8) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (9) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum and Minimum Interest Rates, if any, and the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the method of calculating interest on such Note; (10) if such Note is an Amortizing Note, whether payments of principal thereof and interest thereon will be made quarterly or semiannually, and the repayment information in respect thereof;
(11) the terms of redemption at the option of the Company, repayment at the option of the holder, or amortization provisions, if any; and (12) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Notes will be issued in fully registered form only. Each Note to be issued will initially be represented by either a global security (a 'Book-Entry Note') registered in the name of a nominee of The Depository Trust Company, as depositary (the 'Depositary'), or a certificate issued in definitive form (a 'Certificated Note'). Except as set forth under 'Book-Entry System' below, Book-Entry Notes will not be issuable as Certificated Notes. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in denominations that are integral multiples of U.S. $1,000 and Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the Specified Currency approximately equivalent to U.S. $1,000 based upon the noon buying rate in New York City for cable transfers of such Specified Currency,as determined by the Federal Reserve Bank of New York (or in the case of European Currency Units, based upon the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication), on the Business Day, as defined below, immediately preceding the trade date for such

Notes, rounded to the nearest integral multiple of 1,000 units of such Specified Currency, or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency.

     The Company has initially designated The Chase Manhattan Bank, acting through its principal corporate trust office in New York, New York, as the registrar and transfer agent for the Notes (the 'Registrar', which term includes any additional or successor Registrar appointed by the Company), as the paying agent for the Notes (the 'Paying Agent,' which term includes any additional or successor Paying Agent appointed by the Company), and as the authenticating agent for the Notes (the 'Authenticating Agent', which term includes any additional or successor Authenticating Agent appointed by the Company).

     The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable Pricing Supplement, the Notes are not subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity. The Notes will not be subject to any sinking fund, except to the extent otherwise provided in the applicable Pricing Supplement.

     In the case of Notes denominated in, and with respect to which principal and premium, if any, and interest is payable in, U.S. dollars, principal and premium, if any, and interest will be payable, and the Notes will be transferable, at the office of the paying agent, The Chase Manhattan Bank, 450 West 33rd Street, New York, New York, or at such other place or places as may be designated pursuant to the Indenture, provided that the Company, at its option, may pay interest other than interest due at maturity by check mailed to registered holders (which, in the case of Book-Entry Notes represented by a global security, will be a nominee of the Depositary). Unless otherwise specified in the applicable Pricing Supplement, interest on Notes (other than interest due at maturity) payable in a Specified Currency other than U.S. dollars will be paid by mailing a check or draft in the Specified Currency drawn on an account at a bank outside of the United States. If any Notes are denominated in a Specified Currency other than U.S. dollars or if the principal of, premium, if any, or interest on any Notes is payable in a Specified Currency other than U.S. dollars, the applicable Pricing Supplement will provide additional information pertaining to the terms of such Notes and other matters of interest to the holders thereof. At the maturity of any Note, the principal thereof, together with accrued interest thereon, will be payable in immediately available funds upon surrender thereof at the office of the Trustee at the above address or at such other place or places as may be designated pursuant to the Indenture.

     Interest rates and interest rate formulas are subject to change by the Company but no change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

PAYMENT CURRENCY

     If the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the noon buying rate in New York City for cable transfers of such Specified Currency as determined by the Federal Reserve Bank of New York (the 'Market Exchange Rate') on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent Record Date (as defined below). Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the Indenture.

     Under the treaty establishing the European Community (the 'EC'), as amended by the treaty on European Union (the 'Treaty'), it is provided that at or before January 1, 1999, and subject to the fulfilment of certain conditions, the European Currency Unit, or ECU, may become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (Austria, Belgium,

Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom). As of the date hereof the ECU is a composite currency valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. If, pursuant to the Treaty, all or some of the currencies of the member states of the EC are replaced by the ECU as a currency in its own right, or by an alternative single European currency, the payment of principal of, or interest on, the Notes denominated in such currencies shall, unless otherwise specified in the applicable pricing Supplement, be effected in ECU or such alternative European currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty, and such currency so replaced shall not be deemed to be unavailable to the Company for purposes of the immediately preceding paragraph.

PAYMENT OF PRINCIPAL AND INTEREST

     Each Floating Rate Note will bear interest from the date of issue at the rate per annum stated or the interest rate formula set forth therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Each Fixed Rate Note will bear interest from the date of issue at the rate or rates per annum stated (calculated on the basis of a year of twelve thirty-day months) therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest, if any, will be payable on each Interest Payment Date. Interest will be payable to the person in whose name a Note is registered at the close of business on the Record Date with respect to the Interest Payment Date (which, in the case of Book-Entry Notes represented by a global security, will be a nominee of the Depositary); provided, however, that interest payable at maturity (whether or not the maturity date is an Interest Payment Date) will be payable to the person to whom principal shall be payable. Interest on any Note (or, in the case of an Amortizing Note, principal and interest) originally issued between a Record Date and an Interest Payment Date will first be payable on the Interest Payment Date following the next succeeding Record Date to the registered holder on such next succeeding Record Date of such Note. Unless otherwise specified in the applicable Pricing Supplement, the 'Record Date' with respect to any Interest Payment Date shall be the date fifteen calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes (other than an Amortizing Note) will be payable on February 15 and August 15 of each year (except as provided above with respect to Notes issued between a Record Date and an Interest Payment Date) and at maturity. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on each Amortizing Note will be made either semi-annually each February 15 and August 15, or quarterly each February 15, May 15, August 15 and November 15, and at maturity. See also ' -- Amortizing Notes' below. Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of February, May, August and November, as specified in the applicable Pricing Supplement; (ii) in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of February, May, August and November; (iii) in the case of Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; (iv) in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement and (v) in each case, at maturity.

     Each date on which interest is payable on a Note is referred to herein as an 'Interest Payment Date'. Unless otherwise specified in the applicable Pricing Supplement, interest payments on Notes shall be the amount of interest accrued from, and including, the date of issue or the last date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date or maturity date, as the case may be. If any Interest Payment Date or the maturity date of a Fixed Rate Note would otherwise be a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the maturity date, as the case may be, to the date of such payment on the next

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
succeeding Business Day. If any Interest Payment Date for any Floating Rate Note (other than the maturity date) would otherwise be a day that is not a Business Day such Interest Payment Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the maturity date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after the maturity date to the date of such payment on the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to a specified interest rate (the 'Base Rate') (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The 'Spread' is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the 'Spread Multiplier' is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate
Note: (a) the Commercial Paper Rate (a 'Commercial Paper Rate Note'), (b) the Federal Funds Rate (a 'Federal Funds Rate Note'), (c) the Certificate of Deposit Rate (a 'CD Rate Note'), (d) LIBOR (a 'LIBOR Note'), (e) the Treasury Rate (a 'Treasury Rate Note'), (f) the Prime Rate (a 'Prime Rate Note'), (g) the Constant Maturity Treasury Rate (a 'CMT Rate Note') or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The 'Index Maturity' for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period (a 'Maximum Interest Rate'); and (ii) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period (a 'Minimum Interest Rate'). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the 'Interest Reset Period' for such Note and the first date of each Interest Reset Period, on which such interest rate becomes effective, being an 'Interest Reset Date'), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of February, May, August and November; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate
Note is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. Each adjusted rate shall be applicable on and after the Interest Reset Date to which it relates, to, but not including, the next succeeding Interest Rate Date or the maturity date or the date of redemption, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, Fixed Rate Notes will bear interest from the date of issue and will be calculated on the basis of a year of twelve thirty-day months. With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note (or, in the case of an Indexed Note, unless otherwise specified in the applicable Pricing Supplement, the Face Amount (as defined below under 'Indexed Notes') of such Indexed Note) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Reset Period or from the last date from which accrued interest is being calculated.

     Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate applicable to any day that is an Interest Reset Date is the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate, as described below).

     Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the 'Calculation Agent') with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     All percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent rounded upward).

     The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the 'Initial Interest Rate') will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows. Unless otherwise specified in the applicable Pricing Supplement, the 'Calculation Date' pertaining to any Commercial Paper Interest Determination Date, Federal Funds Interest Determination Date, CD Interest Determination Date, Treasury Rate Determination Date, Prime Rate Interest Determination Date and CMT Rate Interest Determination Date (each as hereinafter defined) will be the earlier of (i) the tenth calendar day after such date, or, if such tenth day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or date of maturity, as the case may be.

COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Commercial Paper Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a 'Commercial Paper Interest Determination Date') and shall be the Money Market Yield (as defined below) on such Commercial Paper Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in 'Statistical Release H.15(519), Selected Interest Rates', or any successor publication ('H.15(519)'), under the heading 'Commercial Paper'. In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release 'Composite 3:30 P.M. Quotations for U.S. Government

Securities' ('Composite Quotations') under the heading 'Commercial Paper'. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean (each as rounded to the nearest one-hundred-thousandth of a percentage point) of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is 'Aa', or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest determined as of such Commercial Paper Interest Determination Date will be the rate of interest in effect on such Commercial Paper Interest Determination Date.

     'Money Market Yield' shall be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                      D X 360
             Money Market Yield = --------------- X 100
                                  360  - (D X M)

where 'D' refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and 'M' refers to the actual number of days in the period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

     Federal   Funds  Rate  Notes  will  bear  interest  at  the  interest  rate
(calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Federal Funds Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a 'Federal Funds Interest Determination Date') and shall be the effective rate for Federal Funds on such Federal Funds Interest Determination Date as published in H.15(519) under the heading 'Federal Funds (Effective)' or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the interest rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate'. If such rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest determined as of such Federal Funds Interest Determination Date will be the rate of interest in effect on such Federal Funds Interest Determination Date.

CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'CD Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to the Interest Reset Date (a 'CD Interest Determination Date') and shall be the rate for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement on such CD Interest Determination Date, as such rate is published in H.15(519) under the heading 'CDs (Secondary Market)'. If such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest
Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading 'Certificates of Deposit'. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the CD Rate for such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000. However, if such dealers are not so quoting such rates, the rate of interest determined as of such CD Interest Determination Date will be the rate of interest in effect on such CD Interest Determination Date.

LIBOR NOTES

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'LIBOR' for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (i) With respect to the second London Banking Day prior to such Interest Reset Date (a 'LIBOR Determination Date'), LIBOR will be either:
     (a) if 'LIBOR Reuters' is specified as the reporting service in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if 'LIBOR Telerate' is specified as the reporting service in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to a LIBOR Determination Date on which fewer than two offered rates appear (unless, as aforesaid, only a single rate is required), or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center for the country of the Index Currency on such LIBOR Determination Date, by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest determined on such LIBOR Determination Date will be the rate of interest otherwise in effect on such LIBOR Determination Date.

     'Index Currency' means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     'Designated LIBOR Page' means either (a) if 'LIBOR Reuters' is designated in the applicable Pricing Supplement, the display designated as page 'LIBO' with respect to the applicable Index Currency on the Reuters Monitor Money Rates Service (or such other page as may replace page 'LIBO' on such service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency), or (b) if 'LIBOR Telerate' is designated in the applicable Pricing Supplement, the display designated as page '3750' with respect to the applicable Index Currency on the Dow Jones Telerate Service (or such other page as may replace page '3750' on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Treasury Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the Treasury Rate Determination Date (as defined below) pertaining to such Interest Reset Date and shall be the rate for the auction held on such Treasury Rate Determination Date of direct obligations of the United States ('Treasury bills') having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading 'U.S. Government Securities-Treasury bills-auction average (investment)', or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the rate of interest for such Interest Reset Date will be the rate of interest in effect on such Interest Reset Date.

     The 'Treasury Rate Determination Date' pertaining to an Interest Reset Date will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Prime Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a 'Prime Rate Interest Determination Date') and shall be the rate on such date as published in H.15(519) under the heading 'Bank Prime Loan'. If such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the 'Reuters Screen USPRIME1' (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. 'Reuters Screen USPRIME1' means the display designated as page 'USPRIME1' on the Reuters Monitor Money Rates Service (such term to include such other page as may replace the page USPRIME1 on that Service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days elapsed divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent from a list of at least three such banks approved by the Company. If fewer than two such rates are quoted as aforesaid the Prime Rate will be calculated by the Calculation Agent and will be determined as the arithmetic mean of the prime rates furnished in The City of New York by an appropriate number (in the judgment of the Calculation Agent) of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent from a list approved by the Company to provide such rate or rates; provided that if the banks or trust companies selected as aforesaid by the Calculation Agent from a list approved by the Company are not quoting as mentioned in this sentence, the rate of interest determined as of such Prime Rate Interest Determination Date will be the rate of interest in effect on such Prime Rate Interest Determination Date.

CMT RATE NOTES

     CMT Rate Notes will bear interest at the rates (calculated with reference to the Constant Maturity Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'CMT Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the related CMT Rate Interest Determination Date (as hereinafter defined) and shall be the rate displayed on the Designated CMT Telerate Page (as hereinafter defined) under the caption '. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,' under the column for the Designated CMT Maturity Index (as hereinafter defined) for (i) if the Designated CMT Telerate Page is 7055, such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as set forth in the Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related
Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519) for such date. If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for such CMT Rate Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offer side prices as of approximately  3:30  P.M.  (New  York  City  time)  on  the  CMT  Rate  Interest
Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a 'Reference Dealer') in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ('Treasury Notes') with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the rate of interest determined as of such CMT Rate Interest Determination Date will be the rate of interest in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     'Designated CMT Telerate Page' means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     'Designated CMT Maturity Index' means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     The 'CMT Rate Interest Determination Date' pertaining to an Interest Reset Date for CMT Rate Notes will be the second Business Day prior to such Interest Reset Date.

AMORTIZING NOTES

     The  Company  may from  time  to time  offer  Notes for  which  payments of principal and interest are made in installments over the life of the Note ('Amortizing Notes'). Interest on each Amortizing Note will be computed as set forth in the applicable Pricing Supplement or in the Book-Entry Note representing such Amortizing Note. Unless otherwise provided in such Pricing Supplement or in such Book-Entry Note, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information with respect to each Amortizing Note will be provided to the original purchaser of such Note and will be available upon request to the subsequent Holders thereof.

INDEXED NOTES

     The Company may from time to time offer Indexed Notes the principal amount payable at maturity (the 'Indexed Principal Amount') of which, or premium or interest on which, is determined by reference to a measure (the 'Index') which will be related to (i) the rate of exchange between the Specified Currency for such Note and the other currency or composite currency (the 'Indexed Currency') specified in the applicable Pricing Supplement (such Indexed Notes, 'Currency Indexed Notes'); (ii) the difference in the price of a specified commodity (the 'Indexed Commodity') on specified dates; (iii) the difference in the level of a specified stock index (the 'Stock Index'), which may be based on U.S. or foreign stocks, on specified dates; or (iv) such other objective price or economic measures as are described in the applicable Pricing Supplement. The manner of determining the Indexed Principal Amount of, and interest and premium, if any, on an Indexed Note, and historical and other information concerning the Indexed Currency, Indexed Commodity, Stock Index or other price or economic measures used in such determination, will be set forth in the applicable Pricing Supplement, together with information concerning tax consequences to the holders of such Indexed Notes.

     If the determination of the Indexed Principal Amount of, and interest and premium, if any, on an Indexed Note is based on an Index calculated or announced by a third party and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by an independent calculation agent named in the applicable Pricing Supplement on the same basis, and subject to the same conditions and controls, as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the Indexed Principal Amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such independent calculation agent shall in the absence of manifest error be binding on all parties.

     Unless otherwise specified in the applicable Pricing Supplement, interest on an Indexed Note will be payable by the Company based on the amount designated in the applicable Pricing Supplement as the 'Face Amount' of such Indexed Note. The applicable Pricing Supplement will describe whether the principal amount of the related Indexed Note that would be payable upon redemption or repayment prior to maturity will be the Face Amount of such Indexed Note, the Indexed Principal Amount of such Indexed Note at the time of redemption or repayment, or another amount described in such Pricing Supplement.

REDEMPTION AND REPURCHASE

     Unless otherwise specified in the Pricing Supplement relating to a Note, such Note cannot be redeemed prior to maturity. If any Note will be redeemable at the option of the Company, the applicable Pricing Supplement will indicate the date or dates for redemption prior to such maturity and the price or prices payable upon such redemption, together with accrued interest to the date of redemption. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Unless otherwise indicated in the Pricing Supplement relating to each Note, the Notes will not be subject to any sinking fund.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

REPAYMENT AT OPTION OF THE HOLDER

     Unless otherwise specified in the Pricing Supplement relating to a Note, the holder of such Note will not have the right to require the Company to repay such Note prior to maturity. If any Note will be repayable at the option of the holder the applicable Pricing Supplement will indicate the date or dates for repayment prior to maturity, and the price or prices, together with accrued interest to the date of repayment, payable upon such repayment.

     In order for any repayment option applicable to a Note to be exercised, the Trustee must receive at least 30 days but no more than 45 days prior to the repayment date (i) the Note with the form entitled 'Option to Elect Repayment' on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, and containing a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled 'Option to Elect Repayment' on the reverse of the Note duly completed will be received by the Trustee not later than three Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Trustee by such third Business Day. A repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

BOOK-ENTRY SYSTEM

     Upon issuance, all Book-Entry Notes having the same Issue Date, maturity date, redemption or repayment provisions, interest payment dates and, in the case of Fixed Rate Notes, interest rate and amortization schedule or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Interest Payment Dates, Index Maturity, Interest Reset Dates, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, and Maximum Interest Rate, if any, will be represented by a single global security (a 'Global Security'). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable in definitive form.

     The Depositary has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ('Participants') deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities. Direct Participants ('Direct Participants') include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Security Dealers (the 'NASD'). Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Upon the issuance of a Global Security, the Depositary will credit on its book-entry registration and transfer system its Participants' accounts with their respective principal amounts of the Notes represented by such Global Security. Such accounts shall be designated by the Agent with respect to such Notes or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability of a purchaser of an interest in a Book-Entry Note to transfer such interest.

     So long as the Depositary or its nominee is the registered owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of the Company, the Trustee, any paying agent or the registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interest in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name' (i.e., the name of a securities broker or dealer), and will be the responsibility of such Participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the entire Global Security representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities and, in such event, will issue Notes in definitive form in exchange for the Global Securities representing such Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations that are integral multiples of $1,000 (or of 1,000 units of the applicable Specified Currency, as the case may be), unless otherwise specified by the Company.

                    FOREIGN CURRENCY AND INDEXED NOTE RISKS

FOREIGN CURRENCY RISKS

     General. An investment in Notes that are denominated in a Specified Currency other than United States dollars entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the United States dollar and the various foreign currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between United States dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the currency specified in a Note against the United States dollar would result in a decrease in the effective yield of such Note below its coupon rate, and under certain circumstances could result in a loss to the investor on a United States dollar basis.

     THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A FOREIGN CURRENCY OR A CURRENCY UNIT AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN SPECIFIED CURRENCIES OTHER THAN UNITED STATES DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Notes denominated in foreign currencies other than European Currency Units will generally not be sold in, or to residents of, the country of the Specified Currency in which such Notes are denominated.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium and interest, if any, on the Notes. Such persons should consult their own counsel or financial advisers with regard to such matters.

     Governing Law and Judgments. The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than United States dollars were commenced in a New York court, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into United States dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. The Indenture provides that the rate of exchange to be used in determining any such judgment shall be the rate at which, in accordance with normal banking procedures, the Trustee could purchase such Specified Currency in The City of New York on the day on which final judgment is entered, unless such day is not a New York Banking Day (as defined in the Indenture) in which case on the New York Banking Day preceding the day on which final judgment is entered.

     Exchange Controls and Availability of Specified Currency. Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a Specified Currency at the time of payment of principal of, and premium, if any, or interest on a Note. In the case of any Note issued in a Specified Currency that is not currently subject to exchange controls, there can be no assurance that the absence of exchange controls will continue to exist. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, the Company would make required payments in United States dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent Record Date. See 'Description of Medium-Term Notes, Series 4 -- Payment Currency'.

     Information concerning exchange rates for the Specified Currency, if other than United States dollars, in which principal of, premium, if any, and interest on the Notes is payable, as against the United States dollar at selected times during the last five years, as well as any exchange controls affecting such currencies, will be set forth in the applicable Pricing Supplement.

INDEXED NOTE RISKS

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional debt security issued at the same time, including the possibility that no interest will paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN INDEXED NOTES AND THE SUITABILITY OF SUCH NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Notes constitutes the opinion of Sidley & Austin, special tax counsel to the Company. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the 'Code'), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including final Treasury Regulations concerning the treatment of debt instruments issued with original issue discount (the 'OID Regulations'), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. These statements address only the tax consequences to persons holding Notes as capital assets and do not address the tax consequences of holding Notes to dealers in securities or currencies, persons holding Notes as a part of a 'hedging transaction' within the meaning of Treasury Regulations, or as a hedge against, or that are hedged against, currency risks, certain financial institutions, insurance companies, or United States Holders (as defined below) whose 'functional currency', as defined in section 985 of the Code, is not the U.S. dollar. Any special rules applicable to such Floating Rate Notes, to the extent not discussed in this summary, will be set forth in an applicable Pricing Supplement, if appropriate. This summary does not discuss Original Issue Discount Notes which qualify as 'applicable high-yield discount obligations' under section 163(i) of the Code. Holders of such obligations may be subject to special rules which will be set forth in an applicable Pricing Supplement, if appropriate. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign jurisdictions, to their particular situations.

UNITED STATES HOLDERS

     As used herein, a 'United States Holder' means a beneficial owner of a Note who or which is, for United States federal income tax purposes, either (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate (or, for tax years beginning on or before December 31, 1996, a trust) the income of which is subject to United States federal income taxation regardless of its source or (iv) for tax years beginning after December 31, 1996 (unless earlier elected), any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The term also includes certain holders who are former citizens of the United States whose income and gain from the Notes are subject to United States taxation. The term 'non-United States Holder' means a holder that is not a United States Holder.

     PAYMENTS OF INTEREST. Interest on a Note (whether paid in a foreign currency or in United States dollars) will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes. Special rules governing the treatment of interest received or accrued with respect to certain Floating Rate Notes, Foreign Currency Notes (as defined below) and Contingent Notes are described under 'Original Issue Discount Notes', 'Foreign Currency Notes' and 'Contingent Payment Notes', respectively, below.

     SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by any amounts of market discount and original issue discount (each as defined below), if any, previously includible in taxable income by such Holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by such Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined below).

     Any gain or loss recognized upon the sale, exchange or retirement of a Note will generally be capital gain or loss, except that any such gain will be treated as ordinary income to the extent that such gain represents accrued market discount not previously included in the United States Holder's income or, in the case of a short-term Original Issue Discount Note (as defined below), to the extent of the ratable share of any original issue discount and except to the extent of any exchange gain or loss with respect to Foreign Currency Notes (see 'Foreign Currency Notes' below). In addition, under Treasury Regulations relating to contingent debt instruments discussed below under 'Contingent Payment Notes', gain recognized upon the sale, exchange or retirement of certain Notes that provide for contingent payments is interest income and any loss is an ordinary loss to the extent the United States Holder's total interest inclusions exceed the total net negative adjustments with respect to the Notes.

     Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

     MARKET DISCOUNT AND PREMIUM. If a United States Holder acquires a Note having a maturity date of more than one year from the date of its issuance and has a tax basis in the Note that is, in the case of a Note other than an Original Issue Discount Note, less than its 'stated redemption price at maturity' (as defined below), or, in the case of an Original Issue Discount Note, less than its 'revised issue price', the amount of the difference will be treated as 'market discount' for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in certain otherwise nontaxable transactions, accrued market discount will be includible as ordinary income to the United States Holder as if such Holder had sold the Note at its then fair market value. A United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder makes an irrevocable election to compute the accrual on a constant yield basis. A United States Holder may elect

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
to include market discount in income currently as it accrues (on either a straight-line or a constant yield basis), in which case the interest deferral rule set forth in the last sentence of the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the United States Holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the Internal Revenue Service.

     In lieu of the foregoing rules, different rules apply in the case of Notes that provide for contingent payments where a United States Holder's tax basis in such a Note is less than the Note's adjusted issue price (determined under special rules set out in Treasury Regulations relating to contingent payment debt instruments). Accordingly, prospective purchases of Notes that provide for contingent payments should consult with their tax advisors with respect to the application of such rules to such Notes.

     If a United States Holder acquires a Note for an amount that is greater than its stated redemption price at maturity, the United States Holder will be considered to have purchased such Note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the Note. If such Note is callable prior to its maturity date, the amortizable bond premium is determined with reference to the amount payable on the call date, if it results in a smaller amortizable bond premium deduction. A United States Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of a Note.

     On June 27, 1996, the Internal Revenue Service published proposed regulations (the 'Proposed Premium Regulations') on the amortization of bond premium. The Proposed Premium Regulations describe the constant yield method under which such premium is amortized and provide that the resulting offset to interest income can be taken into account only as a United States Holder takes the corresponding interest income into account under such Holder's regular accounting method. In the case of instruments that may be redeemed at the option of the Company or repaid at the option of the United States Holder prior to maturity, the Proposed Premium Regulations provide that the premium is calculated by assuming that the Company will exercise or not exercise its redemption rights in the manner that maximizes the United States Holder's yield and the United States Holder will exercise or not exercise its repayment option in a manner that maximizes the United States Holder's yield. The Proposed Premium Regulations are generally proposed to be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register.

     In lieu of the foregoing rules, different rules apply in the case of Notes that provide for contingent payment where a United States Holder's tax basis in such Note is greater than the Note's adjusted issue price (determined under special rules set out in the Treasury Regulations relating to contingent payment debt instruments). Accordingly, prospective purchasers of Notes that provide for contingent payments should consult with their tax advisors with respect to the applications of such rules to such Notes.

     A United States Holder that purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price but less than or equal to its stated redemption price at maturity will be considered to have purchased such Note at an 'acquisition premium'. Rules applicable to such a Holder are set forth under 'Original Issue Discount Notes' below.

ORIGINAL ISSUE DISCOUNT NOTES

     The following discussion is a summary of the principal United States federal income tax consequences to United States Holders of the ownership of Notes issued at an original issue discount for United States federal income tax purposes ('Original Issue Discount Notes'). The principal United States federal income tax consequences to non-United States Holders of the ownership of Original Issue Discount Notes are described under 'Non-United States Holders' below. Additional rules applicable to Original Issue Discount Notes that are denominated in a currency other than the U.S. dollar are described under 'Foreign Currency Notes' below.

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
     Under the Code and the OID Regulations, a Note whose 'issue price' is less than its 'stated redemption price at maturity' will generally be considered to have been issued at an original issue discount for United States federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from the date of issuance generally will be required to include original issue discount in gross income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of receipt of the cash payments attributable to such income. However, if the difference between a Note's stated redemption price at maturity and its issue price is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity (or, in the case of a Note providing for payments prior to maturity other than payments of 'qualified stated interest', the weighted average maturity), the Note will not be considered to have original issue discount. United States Holders of Notes with a de minimis amount of original issue discount will be required to include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Notes. Notwithstanding the foregoing, United States Holders may elect to include in gross income all interest that accrues on the Notes, including any stated interest, acquisition discount, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest (as adjusted by amortizable premium and acquisition premium), by using the constant yield method described below with respect to original issue discount.

     The 'issue price' of a Note will equal the initial offering price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which price a substantial amount of the Notes is sold. A Note's 'stated redemption price at maturity' is, generally, the principal amount payable at maturity plus any additional amounts payable under the debt instrument that do not constitute 'qualified stated interest'. 'Qualified stated interest' is defined to include stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at a single fixed rate. Interest is payable at a single fixed rate only if the rate takes into account the length of the interval between payments.

     If a Floating Rate Note constitutes a 'variable rate debt instrument', qualified stated interest also includes stated interest that is payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at a single 'qualified floating rate' or a single 'objective rate' (each as defined below). In order to qualify as a 'variable rate debt instrument', a Floating Rate Note must not provide for any stated interest other than stated interest, compounded or paid annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a 'qualified inverse floating rate' (as defined below). In each case, a qualified floating rate or objective rate in effect at any time during the term of the Note must be set at a 'current value' of that rate, which means the value of the rate on any day during the 15-month period beginning three months before, and ending one year after, the first day on which the value is in effect. In addition, the issue price of a variable rate debt instrument must not exceed the total noncontingent principal payments by more than a specified amount.

     Subject to certain exceptions, a variable rate of interest is a 'qualified floating rate' if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals (i) the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than .65 but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i) of this sentence) plus or minus a fixed rate (i.e., a Spread). If the variable rate equals the product of an otherwise qualified floating rate and a single fixed multiplier greater than 1.35, however, such rate will generally constitute an objective rate, described more fully below. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a maximum interest rate (a 'cap'), minimum interest rate (a 'floor') or 'governor' (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the Note).

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
     An 'objective rate' is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is not within the control of the issuer (or related party) or that is unique to the circumstances of the issuer (or related party). A variable rate of interest on a Note will not be considered an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. A rate is a 'qualified inverse floating rate' only if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) variations in the rate can reasonably be expected inversely to reflect contemporaneous variations in the cost of newly-borrowed funds.

     Under these rules, interest paid on Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, LIBOR Notes, Treasury Rate Notes, Prime Rate Notes, CMT Rate Notes, other than certain Notes subject to caps, floors or governors described above, will generally be treated as 'qualified stated interest'.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

     If a Note provides for (i) more than one qualified floating rate, (ii) a single fixed rate and one or more qualified floating rates or (iii) in certain cases a single fixed rate and a single objective rate, then all or a portion of the Note's stated interest may be treated as qualified stated interest. However, in certain instances a portion of that Note's stated interest will not be so treated, but instead will be included in the Note's stated redemption price at maturity. As a result, such Notes may be treated as being issued with original issue discount. The Company does not currently expect to issue Notes with the terms described in the first sentence of this paragraph. In the event such Notes are issued, the tax consequences to purchasers thereof will be discussed in the applicable Pricing Supplement.

     United States Holders of Original Issue Discount Notes will be required to include any payments of qualified stated interest in income at the time they are accrued or received, in accordance with the Holder's method of accounting for federal income tax purposes. The amount of original issue discount includible in income during a taxable year by a United States Holder of an Original Issue Discount Note that matures more than one year from its date of issuance will equal the sum of the daily portions of the original issue discount with respect to the Original Issue Discount Note for each day during the taxable year on which such Holder held the Original Issue Discount Note. The daily portion of the original issue discount on any Original Issue Discount Note is determined by allocating to each day in any 'accrual period' a ratable portion of the original issue discount allocable to such accrual period. A United States Holder of a Note may use accrual periods that are of any length and that vary in length over the term of the debt instrument provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The Company will specify the accrual period it intends to use with respect to Original Issue Discount Notes in the applicable Pricing Supplement. The original issue discount allocable to any accrual period is equal to the excess (if any) of (a) the product of the Original Issue Discount Note's 'adjusted issue price' at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of the accrual period) over (b) the sum of all qualified stated interest, if any, payable on such Original Issue Discount Note during such accrual period or allocable to such accrual period. The 'adjusted issue price' of an Original Issue Discount Note at the beginning of the first accrual period is its issue price, and the 'adjusted issue price' at the beginning of a subsequent accrual period is the issue price increased by the amount of original issue discount includible in the gross income of any holder (without reduction for any amortized acquisition premium) with respect to the Original Issue Discount Note for all prior accrual periods, and decreased by the amount of any payment previously made on such Note other than a payment of qualified stated interest. Under these rules, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION

     If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment debt instruments described below under 'Contingent Payment Notes'.

     Notwithstanding the general rules for determining yield and maturity in the case of a Note subject to contingencies, if the Company or the United States Holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner than minimizes the yield on the Note and (ii) in the case of an option or options of the United States Holder, the United States Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the United States Holder have options described in the preceding sentence, those rules apply in such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a 'change in circumstances') then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for the purposes of determining the amount and accrual of original issue discount, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     A subsequent purchaser of an Original Issue Discount Note that purchases the Note at a cost lower than the remaining stated redemption price at maturity but greater than its adjusted issue price (i.e. at an 'acquisition premium') will also be required to include in gross income the sum of the daily portions of original issue discount on that Original Issue Discount Note. In computing the daily portions of original issue discount with respect to an Original Issue Discount Note for such a purchaser, however, the daily portion for any day is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the price paid by the United States Holder for that Note exceeds the adjusted issue price and the denominator of which is the sum of the daily portions for that Note for all days beginning on the date after the purchase date and ending on the stated maturity date.

     In the case of an Original Issue Discount Note that matures one year or less from the date of its issuance (a 'short-term Original Issue Discount Note'), United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount on such short-term Original Issue Discount Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. Any other United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes, unless it elects to do so. In the case of a United States Holder that is not required, and does not elect, to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders that are not subject to the current inclusion requirement described in the first sentence of this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to

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
purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

     The OID Regulations contain certain language (the 'aggregation rules') stating in general that, with some exceptions, if more than one type of Note is issued in connection with the same transaction or related transactions, such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect to treat different types of Notes as being subject to the aggregation rules for purposes of computing original issue discount.

FOREIGN CURRENCY NOTES

     The following discussion summarizes the principal United States federal income tax consequences to a United States Holder of the ownership and disposition of Notes, payments under which are denominated in or determined by reference to the value of one or more currency units other than the U.S. dollar (a 'Foreign Currency Note').

     The following summary is based upon the final Treasury Regulations issued under section 988 of the Code (the 'Section 988 Regulations') and upon Treasury Regulations proposed on March 17, 1992 (the 'Proposed Amendment to the Section 988 Regulations').

     INTEREST INCLUDIBLE IN INCOME UPON RECEIPT. An interest payment on a Foreign Currency Note that is not required to be included in income by the United States Holder prior to receipt of such payment will be includible in income by the United States Holder based on the U.S. dollar value of the foreign currency payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. Such U.S. dollar value will be the United States Holder's tax basis in the foreign currency received.

     INTEREST INCLUDIBLE IN INCOME PRIOR TO RECEIPT. In the case of interest income on a Foreign Currency Note that is required to be included in income by the United States Holder prior to receipt of payment, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. Unless the United States Holder makes the election discussed in the next paragraph, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). Such United States Holder will recognize, as ordinary gain or loss, foreign currency exchange gain or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the last day of the relevant accrual period and the date of payment. The amount of gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received in respect of such accrual period determined based on the exchange rate on the date such payment is received and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     Under the so-called 'spot rate convention election', a United States Holder may, in lieu of applying the rules described in the preceding paragraph, elect to translate accrued interest income into U.S. dollars at the exchange rate in effect on the last day of the relevant accrual period for the original issue discount, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of such income is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate such income into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service.

     PURCHASE, SALE, EXCHANGE OR RETIREMENT. A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment or, in the case of an adjustment resulting from accrual of original issue discount or market discount, at the rate at which such original issue discount or market discount is translated into U.S. dollars under the rules described above. A United States Holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder that purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar market value of the Foreign Currency Note on the date of purchase.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement generally will be the U.S. dollar value of the foreign currency received, determined on the date of disposition in the case of an accrual basis United States Holder and on the date payment is received in the case of a cash basis United States Holder.

     The portion of any gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss. Such portion will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Foreign Currency Note determined on the date such Note is disposed of and (ii) the U.S. dollar value of the foreign currency principal amount of such Note determined at the exchange rate on the date such United States Holder acquired such Note. Any portion of the proceeds of such sale, exchange or retirement attributable to accrued interest will result in exchange gain or loss under the rules set forth above pertaining to payments of interest income. The foreign currency principal amount of a Foreign Currency Note generally equals, in the case of the original purchaser, the issue price in foreign currency of such Note, and in the case of a subsequent purchaser, the holder's purchase price in foreign currency. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. Any gain or loss recognized by such a United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Original Issue Discount Note, any accrued original issue discount).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     OTHER MATTERS. Any gain or loss that is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided in the Section 988 Regulations or by administrative pronouncements of the Internal Revenue Service.

     Market discount, acquisition premium and amortizable bond premium of a Foreign Currency Note are determined in the relevant foreign currency. The amount of such market discount or acquisition premium that is included in (or reduces) income currently is determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period or with reference to the spot rate convention election as described above. Exchange gain or loss realized with respect to such accrued market discount or acquisition premium is determined and recognized in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount that is included in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note is the U.S. dollar value of such accrued market discount, determined on the date of receipt of such partial principal payment or upon the sale, exchange, retirement or other disposition, and no portion thereof is treated as exchange gain or loss. Exchange gain or loss with respect to amortizable bond premium is determined by treating the portion of premium amortized with respect to any period as a return of principal. With respect to a United States Holder of a Foreign Currency Note that does not elect to amortize premium under section 171 of the Code, the amount of premium, if any, is treated as a capital loss when such Note matures.

CONTINGENT PAYMENT NOTES

     If a Note (i) provides for contingent payments of either interest or principal, (ii) does not qualify as a variable rate debt instrument, (iii) is not a Note subject to section 988 of the Code, (iv) is not eligible to have its yield and maturity determined in the manner described above under 'Original Issue Discount -- Notes Subject to Contingencies Including Optional Redemption' and (v) has a maturity at issue or more than one year (a 'Contingent Note'), the Contingent Note will generally be subject to special rules, set forth in Treasury Regulations, governing contingent payable debt instruments.

     The general tax treatment of Contingent Notes is as follows. First, the Company is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level or subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note), but not less than the applicable federal rate announced monthly by the Internal Revenue Service (the 'AFR'). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the AFR.

     Second, solely for tax purposes, the Company constructs a projected schedule of payments determined under the OID Regulations for the Contingent Note (the 'Schedule'). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the OID Regulations.

     Third, under the usual rules applicable to original issue discount and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the OID Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

     Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the OID Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

     The Company is required to provide each United States Holder of a Contingent Note with the Schedule described above. If the Company does not create a Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the Internal Revenue Service, the United States Holder must make such disclosure on a statement attached to the United States

Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

     In general, any gain realized by a United States Holder on the sale, exchange, redemption, or retirement of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such Holder's prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

     In the case of certain Contingent Notes, it is possible, depending on the terms of the Contingent Note, that such Note might not be treated as a debt instrument for federal income tax purposes but rather as a cash settlement option, a forward contract or in some other fashion. If such Notes are offered, the applicable Pricing Supplement will discuss the likely federal income tax treatment.

NON-UNITED STATES HOLDERS

     On April 15, 1996, proposed Treasury Regulations (the '1996 Proposed Regulations') were issued which, if adopted in final form, could affect the United States taxation of non-United States Holders. The 1996 Proposed Regulations are generally proposed to be effective for payments after December 31, 1997, regardless of the issue date of the Note with respect to which such payments are made, subject to certain transition rules. It cannot be predicted at this time whether the 1996 Proposed Regulations will become effective as proposed or what, if any, modifications may be made to them. The discussion under this heading and under ' -- Backup Withholding and Information Reporting,' below, is not intended to be a complete discussion of the provisions of the 1996 Proposed Regulations, and prospective purchasers of Notes are urged to consult their tax advisors with respect to the effect the 1996 Proposed Regulations may have if adopted.

     Under United States federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest (including original issue discount) and premium by the Company or any paying agent to any non-United States Holder of a Note will not be subject to United States federal withholding tax, provided, in the case of interest, that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Holder is not for United States federal income tax purposes a controlled foreign corporation related to the Company through stock ownership, (iii) such Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to the Company or paying agent, as the case may be, that such Holder is a non-United States Holder and provides such Holder's name and address, and U.S. taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'financial institution') and holds the Note, certifies, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including original issue discount) made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     The 1996 Proposed Regulations provide optional documentation procedures designed to simplify compliance by withholding agents. The 1996 Proposed Regulations would not affect documentation rules described in the preceding paragraph, but would add 'intermediary certification' options for certain qualifying withholding agents. Under one such option, a withholding agent would be allowed to rely on Internal Revenue Service Form W-8 furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and thus is a 'qualified intermediary.' Under another option, an authorized foreign agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided certain conditions are met.

     For purposes of establishing entitlement to the withholding exemption described above, the 1996 Proposed Regulations generally would, if adopted, treat as the beneficial owners of payments on a Note those persons that, under United States tax principles, are the taxpayers with respect to such payments. Thus, for example, the partners of a foreign partnership, rather than the partnership itself, would be required to provide the required certifications to qualify for such withholding exemption. For purposes of determining entitlement to the benefits of an income tax treaty, however, the tax principles in effect under the laws of the relevant foreign jurisidiction would control in identifying the beneficial owners of payments on the Notes, and therefore the persons entitled to claim treaty benefits and required to provide the relevant certifications. In addition, the 1996 Proposed Regulations would replace a number of current tax certification forms (including Internal Revenue Service Form W-8 and Internal Revenue Service Form 4224, discussed below) with a single, restated form and standardize the period of time for which withholding agents could rely on such certifications.

     Notwithstanding the foregoing, interest described in section 871(h)(4) of the Code will be subject to United States federal withholding tax at a 30% rate (or such lower rate provided by an applicable treaty). In general, interest described in section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the Company or related person, any income or profits of the Company or a related person, any change in the value of any property of the Company or related person or any dividend, partnership distributions or similar payment made by the Company or related person. Interest described in section 871(h)(4) of the Code may include other types of contingent interest identified by the Internal Revenue Service in future Treasury Regulations. The Company does not currently expect to issue Notes the interest on which is described in section 871(h)(4) of the Code, and the United States federal withholding tax consequences of any such Note issued by the Company will be described in the applicable Pricing Supplement.

     If a non-United States Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to United States federal income tax on such interest and original issue discount in the same manner as if it were a United States Holder. See 'United States Holders' and Original Issue Discount Notes above. In lieu of the certificate described above, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including original issue discount) on a Note will be included in such effectively connected earnings and profits if such interest and original issue discount are effectively connected with the conduct by the non-United States Holder of a trade or business in the United States.

     Generally, any gain or income realized upon the sale, exchange, retirement or other disposition of a Note will not be subject to United States federal withholding or income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, retirement or other disposition and either (a) such individual has a 'tax home' (as defined in section 911(d)(3) of the Code) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

     A Note held by an individual who is a non-United States Holder at the time of death will not be subject to United States federal estate tax on the Note if
(i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) at the time of such individual's death, the interest payments with respect to the Notes would not have been effectively connected with a United States trade or business of such Holder and (iii) no portion of the value of the Note held by such estate is attributable to interest described in section 871(h)(4) of the Code (as described above).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ('TIN'), which, for an individual, would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     In the case of a non-United States Holder, under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal and interest made by the Company or any paying agent thereof on a Note with respect to which such Holder has provided the required certification under penalties of perjury of its non-United States Holder status or has otherwise established an exemption, provided that the Company or paying agent, as the case may be, does not have actual knowledge that the payee is a United States person (as defined in section 7701(a)(30) of the Code).

     In addition, if principal or interest payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner and will not be subject to information reporting. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with its conduct of a United States trade or business for a specified three-year period, such custodian, nominee or other agent may be subject to certain information reporting requirements with respect to such payments unless it has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption.

     Under current Treasury Regulations, payments on the sale, exchange or retirement of a Note to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with its conduct of a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

     The 1996 Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. In particular, the 1996 Proposed Regulations would require backup withholding with respect to the payments described in the preceding paragraph in the event that the custodian, nominee, agent or broker has actual knowledge that the beneficial owner is a United States person.

     Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

     Holders should consult their tax advisors regarding the application of information reporting and backup withholding to their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continual basis by the Company through Agents, who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company will pay an Agent a commission, in the form of a discount ranging from .125% to .750% of the principal amount of the Note sold through it as agent, depending upon maturity of the Note, except that the commission payable by the Company to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time the Company issues such Notes. The Company also may sell the Notes to any Agent, acting as principal, or to a group of underwriters for whom one or more Agents are acting as representatives, at a discount to be agreed upon at the time of sale (or if no compensation is indicated therein, in accordance with the agreed schedule of commissions as set forth on the cover of this Prospectus
Supplement), for resale to investors or dealers at varying prices related to prevailing market prices at the time of resale, to be determined by the Agents or, if so agreed, at a fixed public offering price. The Agent may sell Notes it has purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed. In addition, the Company may arrange for the Notes to be sold through other agents, dealers or underwriters or may sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. In the case of sales made directly by the Company, no commission will be payable.

     The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents will have the right, in their reasonable discretion, to reject any offer to purchase Notes received by them in whole or in part.

     The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Agents may be deemed to be 'underwriters' within the meaning of the Securities Act.

     The Company may offer an additional series of medium-term notes of the Company outside the United States to prospective non-United States Holders. Such other series of medium-term notes may have terms substantially similar to the terms of the Notes offered hereby (but will constitute a separate series for purposes of the Indenture), and will be offered in bearer form only. Such other series of medium-term notes will reduce correspondingly the principal amount of Notes which may be offered by this Prospectus Supplement and the Prospectus. In addition, the amount of Notes which may be offered will be reduced by the aggregate principal amount of any other securities and the purchase price of any warrants issued by the Company inside or outside the United States under the Registration Statement.

     Each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

________________________________                ________________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE
PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------
                               TABLE OF CONTENTS

                                                                                                                                Page
                                                                                                                                ----

                                                       Prospectus Supplement
Important Currency Exchange Information......................................................................................    S-2
Description of Medium-Term Notes, Series 4...................................................................................    S-2
Foreign Currency and Indexed Note Risks......................................................................................   S-15
Material Federal Income Tax Consequences.....................................................................................   S-17
Plan of Distribution.........................................................................................................   S-29

                                                             Prospectus
Available Information........................................................................................................      2
Incorporation of Documents by Reference......................................................................................      2
The Company..................................................................................................................      3
Use of Proceeds..............................................................................................................      5
Ratio of Earnings to Fixed Charges...........................................................................................      6
Description of the Debt Securities...........................................................................................      6
Description of the Warrants..................................................................................................     14
Global Securities............................................................................................................     22
Material Federal Income Tax Consequences.....................................................................................     24
Plan of Distribution.........................................................................................................     24
Validity of Securities.......................................................................................................     25
Experts......................................................................................................................     25

                              U.S. $4,000,000,000
                                     [LOGO]

                          MEDIUM-TERM NOTES, SERIES 4
                   ------------------------------------------
                             PROSPECTUS SUPPLEMENT
                             DATED JANUARY 10, 1997
                   ------------------------------------------

                                LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

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